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Exhibit 21.1

        Set forth below are the names of the Company's subsidiaries, each 100% owned, directly or indirectly, as of December 31, 2014.

Subsidiary	Jurisdiction of Incorporation
Egalet Limited	United Kingdom
Egalet US Inc.	Delaware

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  Exhibit 21.1